FBR & CO

April 25, 2012
9:00 a.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to the FBR first-quarter 2012 earnings call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session, with instructions following at that time.  As a reminder, this conference is being recorded.

Now I will turn the conference over to Shannon Small, Senior Vice President. Please begin.

Shannon Small:
Thank you, and good morning.  This is Shannon Small, Senior Vice President of Corporate Communications for FBR.  Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the demand for securities offerings, activity in the secondary securities market, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions.  Additional information concerning these factors that could cause results to differ materially is contained on FBR's annual report on Form 10-K and in quarterly reports on Form 10-Q.

Joining us on today's call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, President and Chief Executive Officer of FBR.

Rick Hendrix:
Thank you, Shannon, and good morning.  For the first quarter of 2012, the Company generated net after-tax earnings of $438,000 or $0.01 per share on revenues of $39.1 million compared to a net after-tax loss of $1.9 million or $0.03 per share on revenue of $50.1 million in the first quarter of 2011.

While we are encouraged by the improved capital markets conditions in the first quarter, we remain cautious in our outlook.  There continues to be pressure on trading volumes and investment returns as a result of the persistent global deleveraging process.  Consequently, we are cognizant of the likelihood of periodic bouts of volatility and lower industry revenues as we look forward.

As we've stated on prior calls, despite a very challenging capital market environment throughout 2011, we maintained a solid backlog of mandates across all of our investment banking sectors.  During the first quarter of 2012, capital markets conditions improved and we were able to complete a number of important transactions, including two book-run IPOs and one sole-managed institutional private, demonstrating our ability to both win valuable mandates and execute complex transactions.

Overall for the first quarter, our investment banking team completed a total of 17 transactions, generating investment banking revenue of $16.2 million.  The two IPOs in particular continue to build on a very solid performance track record for FBR deals.

With regard to our recently announced management changes, I'm very pleased with our ability to make such important changes among our executive ranks from within our existing team.  Jim Neuhauser has recently taken on the role of Chief Investment Officer, and Ken Slosser has been promoted to Head of Investment Banking.  Jim and Ken have been with FBR for 20 and 16 years, respectively, and are outstanding leaders with proven expertise, and will continue to be strong assets for our firm.

I want to thank each of them for their outstanding contributions to FBR over the years and congratulate them both on their new roles and responsibilities.

Brokerage revenue was $16.1 million in the quarter, up modestly, despite a meaningful decline year-over-year due to continuing equity commission pressure throughout the industry.  We believe this pressure is likely to persist as long as lower volatility and net outflows from domestic equity funds are with us.  Our research and trading teams will continue to provide resources, ideas and high-quality execution to our trading partners, and we are confident that over time this value will continue to be recognized by investors.

With solid fund performance and AUM growth, asset management revenue of $4 million showed improvement from the prior quarter and prior year.  We continue to look for ways to capitalize on the stellar long-term performance and extensive client relationships this business possesses.

On the expense side, we have successfully completed our restructuring activities and have brought total quarterly fixed expenses down to $28.7 million from $36.2 million and $34.8 million in the first quarter and fourth quarter of 2011, respectively.  Though we have substantially achieved our targeted reductions, fixed expenses will continue to fall throughout this year as a result of additional consolidation of facilities and modest declines in fixed compensation.  Importantly, these reductions in our cost structure enabled us to go from a $1.9 million loss in the first quarter of last year to positive earnings this prior quarter despite a 22 percent drop in revenue.

The Company finished the first quarter with 281 employees, in line with our expectations for the year.  Based on total revenues and revenue mix, our comp-to-net-revenue ratio was approximately 50 percent for the quarter, which is towards the lower end of our target range.  Given our full-year expectation for revenue and mix, we would expect this measure to finish the year in the mid 50 percent range.

Our ability to deliver on high-return, unique ideas for our clients is reinforcing FBR's special place in the capital markets.  Our first priority for 2012 is to continue to deliver great execution for clients.  We've been doing very good work and delivering exceptional returns in our transactions, and as a result, FBR is further strengthening client relationships with issuers and investors.

With an average IRR of 78 percent, the performance of FBR's private placement to public transactions over the last five years has highlighted the value we bring to investors.  The positive market performance of our three most recent public offerings has further solidified our reputation for being correct on fundamentals and timing.

Over the last several years, we have consistently maintained a very solid and low-risk balance sheet.  As of March 31, we had $168 million in cash, shareholders' equity totaled $225 million and book value per share was $4.01.  The Company continues to have the authority to repurchase up to 2.6 million shares of it’s common stock.

We have undertaken difficult, but necessary, restructuring actions to provide us with a lower-cost platform that is fully capable of executing the types of deals we are known for, and with a much lower revenue threshold at which we break even.  The first quarter clearly demonstrated the strength and diversity of our platform, and from an earnings perspective, our ability to generate income even with below-average revenue results.

With a continued constructive environment, we should be able to build on the revenue momentum we established in the first quarter, when we achieved the highest annualized revenue per employee since the fourth quarter of 2010.

Revenue will continue to be difficult to forecast quarter to quarter, as it always has been for our Company.  Our consistency will be demonstrated over periods measured in annual increments, and our focus will continue to be on maintaining positive returns for our shareholders, providing innovative ideas and execution success for our clients and creating a rewarding environment for our employees.  We will now be happy to take questions.

Operator:	At this time we will open up the lines for the Q&A portion of the call. If you would like to pose a question at this time please press star and the number one on your telephone keypad at this time.

We will pause for a moment to compile the Q&A roster. And our first question comes from the line of Devin Ryan with Sandler O'Neill.

Devin Ryan:
Just love to get a little more color on the backlog, size of deals, whether deals are on the road right now or you expect to launch any deals, and kind of color on size – kind of the singles or if you have any kind of the big product placements that I consider home runs.

Rick Hendrix:
Sure.  We are active in the 144A part of the business right now.  We have completed a pretty significant transaction early in the second quarter.  The revenue from that transaction, we'd expect to materialize later in the year.  But it would fall in the category I think you are talking about of sort of the unique things that we do.  It was roughly a $0.5 billion transaction.

We have another significant 144A on the road currently.  As I said, we continue to remain cautious, so we are not handicapping any one of these transactions, any sort of more significantly than any other.  But we do have meaningful backlog in really all of our industry groups right now.  We will have executed a significant transaction in each of them by the end of the second quarter throughout the year.

So we are optimistic about the balance of the year, as long as the market stays constructive.  I think everybody remembers well how quickly things turned in 2011.  And so we are focusing on executing on what we can and expect we will have success as we go forward.

Devin Ryan:
OK, thanks.  And just in terms – I know last quarter, with the restructuring, there was a little bit of a lag in terms of getting salespeople matched up with accounts, and that weighed on commission levels a bit.  Have you gotten all the kind of the account coverage issues resolved at this point, and now it is just a function of volumes returning to the market?

Rick Hendrix Yes, we have done all that work, and our teams have been very focused on getting any relationship handoffs managed in a way that has been positive.  And really all that activity is behind us.  I will say when we talked last time, we didn't have sort of full market share information from the fourth quarter.

So we were looking at results from an equity commission perspective, and I think we may have overestimated the impact of the restructuring on those revenues.  Because, in fact, we maintained market share in the fourth quarter.  It is just that the industry volumes were very, very challenging, and they continued to be through the first quarter.

So I think we probably did a little bit better job than maybe we gave ourselves credit for in that turnover activity, and the good news is it is largely behind us.

Devin Ryan:
OK.  Just looking at the balance sheet, I think we could argue that you probably have too much capital.  Would you agree with that?  Is there an ideal capital level that you feel like you should be at and a reasonable ROE off of that capital level?  And if there is kind of an ideal capital level, how do you plan on reaching that?

Rick Hendrix:
You know, Devin, that is a great question.  I would tell you that given the level of volatility that everybody in our industry has managed through over the last couple years, it is difficult to think that we are overcapitalized.

Having said that, I think the whole industry, and us included, have been challenged to get to returns on equity that would allow for valuations that are sort of more historically normal.  And so the way we look at the business right now, we believe that we can achieve double-digit returns on equity with our existing capitalization.

We've been very, very cautious with our balance sheet, as we've talked about.  We've maintained extraordinarily high levels of liquidity for a company our size through the last couple years, and a very challenging environment.  I think with the lower expenses that we have today, and so therefore the meaningfully lowered risk of significant operating losses, we are at a point where deploying more of that capital into the business and into some of the things that we do uniquely probably makes sense and should aid in getting to a higher return on equity.

I also think that consistent profitability, so that we are not taking a step back in any given quarter during the year, will aid in getting to returns that are going to being more attractive and more than acceptable for shareholders.

So I think double-digit ROEs are a realistic target.  And I think when you think about our overall capital level, you just have to recognize that as a stand-alone public company, and given the level of volatility we've had in the financial markets, that we wouldn't want to be materially less well-capitalized than we are today.

Devin Ryan:
OK, I understand.  In terms of the restructuring, are there any additional areas where we could expect some expense saves?  Have they all come through at this point, or are there still some places where there is room to reduce costs?

Rick Hendrix:
Well, costs are going to continue to fall throughout 2012.  We have some more work to do; and a lot of it is complete, but it won't be recognized until future quarters in occupancy.  So we have additional space that we are consolidating.  We have some opportunities in market data.  And we didn't see the full impact of the headcount reductions in the first quarter, so some of that will continue to come through as well.

So we do expect costs to continue to fall through 2012, although certainly not to the same magnitude that they did over the last couple quarters.

Devin Ryan:
Sure.  OK.  And then just lastly, you mentioned the one large transaction that completed in the quarter and the fee should come sometime later this year.  Is that fee contingent on an event, or is it just going to be – you are sure it is going to be recognized, but just down the road?

Rick Hendrix:
It is contingent on an event that is away from the capital-raising process.  I don't want to get into too much detail about it, but it is a company that has approvals to allow it to execute its business plan that it needs to obtain.  And when those are obtained, the revenue will be recognized.

Devin Ryan:	OK, great. OK, thanks for taking all my questions.

Rick Hendrix:	Great. Thanks, Devin.

Operator:
Again as a reminder to pose a question at this time it’s star and the number one on your keypad.  I am showing no further questions at this time.  I would like to turn the call over to management for any closing remarks.

Rick Hendrix:	Great. Thank you all for joining us. We look forward to talking to you after the end of the second quarter.

END